Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES OFFERING

OF $1.050 BILLION OF SENIOR SECURED NOTES DUE 2027

FRANKLIN, Tenn. (December 11, 2020) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), intends to offer $1.050 billion aggregate principal amount of Senior Secured Notes due 2027 (the “Notes”), subject to market and other conditions (the “Notes Offering”).

The Issuer intends to use the net proceeds of the Notes Offering to repurchase and/or redeem $1.0 billion (the “Tender Cap”) aggregate principal amount of its 6.250% Senior Secured Notes due 2023 (the “2023 Notes”) and to pay related fees and expenses. In particular, the Issuer intends to use the net proceeds from the Notes Offering (i) to purchase the portion of the Issuer’s outstanding 2023 Notes that are validly tendered and accepted for purchase in the cash tender offer announced on December 11, 2020, and (ii) to the extent the aggregate principal amount of 2023 Notes validly tendered and accepted for purchase in the cash tender offer is less than the Tender Cap, redeem or repurchase (in one or more open market repurchases and/or privately negotiated transactions) an aggregate principal amount of 2023 Notes equal to the amount by which the Tender Cap exceeds the principal amount of 2023 Notes validly tendered and accepted for purchase in such tender offer.

The Notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts: Kevin J. Hammons, 615-465-7000 Executive Vice President and Chief Financial Officer or Ross W. Comeaux, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Senior Vice President, Corporate Communications, Marketing and Public Affairs

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